EXHIBIT 16.1

BRAVERMAN & COMPANY, P.C.
Certified Public Accountants
1255 McDonald Drive
PRESCOTT, AZ 86303
CELL 602-881-3870
PHONE 928-771-1122, FAX 928-777-8378
hiluv007@aol.com

January 30, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4 of the 8-K dated January 26, 2004 of SIMEX Technologies, Inc., and are in agreement with the statements concerning our firm contained therein.

/s/ Braverman & Company, P.C.
Prescott, Arizona